Exhibit 5.1

[Letterhead of Heller Ehrman LLP]

March 24, 2008

Macrovision Solutions Corporation

c/o Macrovision Corporation

2830 De La Cruz Blvd.

Santa Clara, California 95050

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Macrovision Solutions Corporation, a Delaware corporation (the “Company”) and a direct, wholly-owned subsidiary of Macrovision Corporation, a Delaware corporation (“Macrovision”), in connection with the Registration Statement on Form S-4, File No. 333-148825 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed issuance by the Company of up to 102,439,627 shares of common stock, par value $0.001 per share (the “Shares”), pursuant to the Agreement and Plan of Mergers, dated as of December 6, 2007 (the “Merger Agreement”), by and among Macrovision, Gemstar-TV Guide International, Inc., a Delaware corporation (“Gemstar”), the Company, Galaxy Merger Sub, Inc., a Delaware corporation (“Galaxy Merger Sub”), and Mars Merger Sub, Inc., a Delaware corporation (“Mars Merger Sub”), whereby (i) Galaxy Merger Sub will merge with and into Gemstar (the “Gemstar Merger”) and (ii) Mars Merger Sub will merge with and into Macrovision (the “Macrovision Merger” and, together with the Gemstar Merger, the “Mergers”), with Gemstar and Macrovision surviving the Mergers as wholly-owned subsidiaries of the Company.

We have examined the Registration Statement and the Merger Agreement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

Heller Ehrman LLP 275 Middlefield Road Menlo Park, CA 94025-3506 www.hewm.com

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Macrovision Solutions Corporation March 24, 2008 Page 2

We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.

This opinion is limited to the federal law of the United States of America and the General Corporation Law of the State of Delaware, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Board of Directors of the Company has authorized the issuance of the Shares in accordance with the Merger Agreement, and when (1) the stockholders of Gemstar, Macrovision, Galaxy Merger Sub and Mars Merger Sub have adopted the Merger Agreement and (2) the Shares have been issued in accordance with the Merger Agreement at the effective times of the Mergers, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Joint Proxy Statement-Prospectus included in the Registration Statement.

Very truly yours,

/s/ Heller Ehrman LLP

Heller Ehrman LLP